                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy       [ ]     Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to  Rule 14a-11(c) or Rule 14a-12

                                  APOGEE, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No Fee Required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement no.:

         3)       Filing party:

         4)       Date Filed:

                                  APOGEE, INC.

             PROXY - ANNUAL MEETING OF STOCKHOLDERS - JULY 15, 1998

COMMON STOCK

         The undersigned, a stockholder of APOGEE, INC., does hereby appoint JOHN H. FOSTER and LAWRENCE M. DAVIES, or either of them, with full power of substitution, his proxies, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, July 15, 1998 at 9:00 A.M., local time, or at any adjournments thereof, upon such matters as may properly come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their judgment on any other matters which may properly come before the Meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                SEE REVERSE SIDE

                                     APOGEE

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 15, 1998

                                 ---------------

                                                   King of Prussia, Pennsylvania
                                                                   June 29, 1998

To the Holders of Common Stock of APOGEE, INC.:

         The Annual Meeting of the Stockholders of APOGEE, INC. (the "Company") will be held at the Third Floor Board Room of 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406 on Wednesday, July 15, 1998 at 9:00 A.M., local time, to consider and act upon the following matters:

         1.       To elect seven directors for the ensuing year.

         2. To approve a proposal to amend the Company's Certificate of Incorporation changing the corporate name of the Company from Apogee, Inc. to Integra, Inc.

         3. To ratify the Board of Directors' selection of Price Waterhouse LLP as the Company's independent accountants for 1998.

         4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on June 24, 1998 are entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors,

                                             STANLEY F. SZCZYGIEL
                                             Secretary

         STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR VOTE CAN BE RECORDED. THE ENVELOPE DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

                                 PROXY STATEMENT

         This Proxy Statement, which will be mailed commencing on or about June 29, 1998 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of Apogee, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held on July 15, 1998, and at any adjournment or adjournments thereof. If properly signed and returned to the Company and not revoked, the accompanying Proxy will be voted in accordance with the instructions it contains. The persons named in the Proxy will vote the shares represented thereby for the Board of Directors' slate of directors and as recommended by the Board of Directors unless contrary instructions are given. The Company's principal executive offices are located at 1060 First Avenue, King of Prussia, Pennsylvania 19406.

         Any Proxy may be revoked at any time before it is exercised by written notice to the Secretary of the Company. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy will not have the effect of revoking that Proxy unless the stockholder so notifies the Secretary of the Company in writing at any time prior to the voting of the shares represented by the Proxy.

         Only stockholders of record at the close of business on June 24, 1998 (the "Record Date") are entitled to vote at the Meeting or any adjournment or adjournments thereof. As of the Record Date, the Company had outstanding 10,144,329 shares of common stock, $.01 par value (the "Common Stock"), each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

         Directors are elected by plurality vote. Adoption of proposal II, an amendment to the Company's Certificate of Incorporation to change the corporate name of the Company from Apogee, Inc. to Integra, Inc. (the "Name Change Proposal") requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. Adoption of proposal III will require the affirmative vote of a majority of the Common Stock voting on that proposal. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote where a stockholder withholds authority from his Proxy to vote the Proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a Proxy's authority will have no effect on the outcome of the vote on matters I and III. As to proposal II, broker non-votes have the same effect as a vote against proposal II. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or a nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

                            I. ELECTION OF DIRECTORS

         Seven directors will be elected at the Meeting. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the seven nominees listed in the following table, unless otherwise instructed in such Proxy. Each such nominee is presently serving as a director. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares represented by such Proxy for another person duly nominated by the Board of Directors in his stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any nominee listed below will be unable or will decline to serve. The directors elected by the stockholders will serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and shall have qualified.

CERTAIN INFORMATION CONCERNING NOMINEES

         Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company.

                         NAME OF NOMINEE AND                                            SHARES OF COMMON       PERCENT
                  CERTAIN BIOGRAPHICAL INFORMATION                                         STOCK OWNED            OF
                                                                                         BENEFICIALLY AS        CLASS
                                                                                       OF JUNE 24, 1998(1)
JOHN H. FOSTER, age 56, has been Chairman of the Board and Chief Executive                 4,137,974(2)         39.4%
Officer of the Company since March 1991. Mr. Foster has been Chairman of the Board of NovaCare, Inc., a leading national provider of comprehensive medical rehabilitation services ("NovaCare"), since December 1984. Between
December 1984 and May 1997 he was also Chief Executive Officer of NovaCare.
Mr. Foster is a director of Corning Incorporated, an international corporation with business interests in specialty materials, communications, laboratory services and consumer products. Mr. Foster is a director of
CulturalAccessWorldwide, Inc., an outsourced and marketing services company. Mr.
Foster is the founder and Chairman of the Board of Foster Management Company, a
venture capital firm, and general partner of various venture capital investment funds.

LAWRENCE M. DAVIES, age 39, has been a director of the Company since January                 120,568(3)          1.2
1992 and its President since June 1993. Mr. Davies was Vice President of the Central Division of the Contract Services Group of NovaCare from June
1992 to May 1993 and Division Vice President of the Midwest Region of the
Contract Services Group of NovaCare, from September 1988 to May 1992. From
January 1987 to August 1988, Mr. Davies was Director of Corporate Development
for NovaCare. Mr. Davies was manager of Mergers and Acquisitions for Foster
Medical Corporation from August 1984 to December 1986.

HARVEY V. FINEBERG, M.D., age 52, has been a director of the Company since                    7,000               *
November 1993. Dr. Fineberg has been Provost of Harvard University since
July 1997 and Dean of the Harvard School of Public Health since July
1984. He has been Professor of Health Policy and Management at the Harvard
School of Public Health since 1982 and has held other faculty positions at
Harvard University since 1973. Dr. Fineberg earned a medical degree at Harvard
Medical School and a doctorate in Public Policy at the Kennedy School of
Government at Harvard University. Dr. Fineberg is a director of PrincipalCare
Incorporated, a provider of women's health services.

TIMOTHY E. FOSTER, age 46, has been a director of the Company since February               4,119,421(4)         39.3
1993. Mr. Foster has been Chief Executive Officer of NovaCare since May 1997.
Between October 1994 and May 1997 he was President and Chief Operating Officer
of NovaCare. He has been a director of NovaCare since December 1984. Prior to becoming President of NovaCare, he served in a variety of finance and administrative roles at NovaCare beginning in 1984. Mr. Foster has been a Managing Partner of Foster Management Company since June 1997.

                         NAME OF NOMINEE AND                                            SHARES OF COMMON       PERCENT
                  CERTAIN BIOGRAPHICAL INFORMATION                                         STOCK OWNED            OF
                                                                                         BENEFICIALLY AS        CLASS
                                                                                       OF JUNE 24, 1998(1)
IRWIN LEHRHOFF, PH.D., age 68, has been a director of the Company                            196,500(5)          1.9
since March 1991, at which time his company, Irwin Lehrhoff
&Associates, Inc., was acquired by the Company. For more than the prior five years, Dr. Lehrhoff has engaged in the private practice of clinical psychology in Southern California. Dr. Lehrhoff holds a
Ph.D. in Communication Disorders and a Ph.D. in Clinical Psychology.
He is a member of the American Psychological Association and the
International Society of Mental Health. Dr. Lehrhoff presently serves as a director of the Thalians Community Mental Health Center.
He was previously a director and President of the National
Association of Rehabilitation Agencies. Dr. Lehrhoff was Director
and President of the California Speech Pathologists and Audiologists
in Private Practice from 1973 to 1977.

R. BRUCE MOSBACHER, age 45, has been a director of the Company since                           5,000(6)            *
July 1992. Mr. Mosbacher has been a general partner of Saw Island
Partners, a securities, real estate and oil and gas investment firm, since 1985. From 1983 to 1985, Mr. Mosbacher was of counsel to
Gaston Snow & Ely Bartlett of Palo Alto, California; prior to that, he was associated with Wilson, Sonsini, Goodrich & Rosati of Palo
Alto, California. Mr. Mosbacher serves on the Boards of Advisors of investment funds managed by Foster Management Company and is a director of a number of privately held companies. He previously was a director of ISI Corporation, ISI Trust Fund, ISI Growth Fund, Inc.
and ISI Income Fund, Inc. and is a member of the State Bar of
California.

SHAWKAT RASLAN, age 46, has been a director of the Company since                              10,000              *
February 1994. Mr. Raslan serves as President and Chief Executive
Officer of International Resources Holdings, Inc., an asset
management and investment advisory service. He has held these positions since 1982. Mr. Raslan serves as a director of U.S.Home
Care Corporation.

----------

* Less than one percent.

(1) Except as indicated in the following footnotes, each of the persons listed above has sole voting and investment power with respect to all shares of Common Stock shown in the table as beneficially owned by him.

(2) Includes 3,689,200 shares of Common Stock owned by Abbingdon Venture Partners Limited Partnership ("Abbingdon") and Abbingdon Venture Partners Limited Partnership-II ("Abbingdon-II"), limited partnerships, of each of which Mr. John H. Foster is a general partner through intermediate general partnerships. Also includes 400,000 shares of Common Stock presently issuable upon the exercise of warrants owned by Abbingdon and Abbingdon-II. Also includes 16,800 shares of Common Stock owned by the Trust u/w Virginia C. Foster, of which Mr. John H. Foster is a trustee.

(3) Includes 8,000 shares of Common Stock presently issuable upon the exercise of stock options.

(4) Includes 3,689,200 shares of Common Stock owned by Abbingdon and Abbingdon-II, of each of which Mr. Timothy E. Foster is a general partner through intermediate general partnerships. Also includes 400,000 shares of Common Stock presently issuable upon the exercise of warrants owned by Abbingdon and Abbingdon-II.

(5) Includes 176,000 shares of Common Stock owned by Irwin Lehrhoff Trust No. 1, of which Dr. Lehrhoff is a trustee and a beneficiary. Does not include 500 shares of Common Stock held by Dr. Lehrhoff's spouse, of which shares of Common Stock Dr. Lehrhoff disclaims beneficial ownership.

(6) Represents shares of Common Stock owned by the Mosbacher/Ditz Living Trust, of which Mr. Mosbacher is the trustee and a beneficiary.

         During 1997, the Board of Directors of the Company met four times. The Board of Directors also acted by unanimous written consent on one occasion during 1997. Each of the persons named in the table above attended at least 75% of the meetings of the Board of Directors and meetings of any committees of the Board on which such person served which were held during the time that such person served.

         The Board of Directors has a Compensation Committee, an Acquisition Committee and an Audit Committee. The Board of Directors does not have a Nominating Committee.

         The members of the Compensation Committee are Shawkat Raslan, who serves as Chairman, and John H. Foster. The Compensation Committee makes recommendations to the full Board of Directors as to the compensation of senior management and administers the Apogee, Inc. 1994 Stock Option Plan and determines the persons who are eligible to receive options and the number of shares of Common Stock subject to each option. The Compensation Committee met once during 1997.

         The members of the Acquisition Committee are Lawrence M. Davies and R. Bruce Mosbacher who serves as Chairman. The Acquisition Committee develops acquisition strategies and programs and identifies and evaluates potential acquisition opportunities. The Acquisition Committee did not meet during 1997.

         The members of the Audit Committee are Timothy E. Foster, who serves as Chairman, Harvey V. Fineberg, and R. Bruce Mosbacher. The Audit Committee acts as a liaison between the Board of Directors and the independent auditors and is authorized to recommend to the Board the appointment of the independent auditors. The Audit Committee reviews with the independent auditors the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies. The Audit Committee met two times in 1997.

         No family relationships exist between any of the directors and officers of the Company.

         The Board of Directors will consider nominees for directors recommended by stockholders or others. There are no specified formal procedures for submitting such recommendations. Recommendations may be addressed to the Chief Executive Officer, Apogee, Inc., 1060 First Avenue, King of Prussia, Pennsylvania 19406.

         Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him or her in connection with, or as a result of, any proceeding in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee or agent of the Company, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

         Article Eleventh of the Certificate of Incorporation of the Company contains a provision, authorized by Delaware law, which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in a case in which the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.

DIRECTOR COMPENSATION

         Directors of the Company do not receive fees for service as directors but are reimbursed for out-of-pocket expenses. Irwin Lehrhoff, Ph.D. receives certain fees for consulting services he performs for the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

         The following table sets forth information for the years ended December 31, 1997, 1996 and 1995 concerning the compensation of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL                                 LONG TERM
                                                    COMPENSATION                           COMPENSATION

                                                                            OTHER
                                                                            ANNUAL
                                                                         COMPENSATION         AWARDS       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR      SALARY($)      BONUS($)         ($)            OPTIONS(#)   COMPENSATION($)
John H. Foster                      1997          --            --            --               --            --
Chairman of the Board and           1996          --            --            --               --            --
Chief Executive Officer             1995          --            --            --               --            --

Lawrence M. Davies                  1997       150,000        20,000         6,000(1)          --           2,885(2)
President and Chief                 1996       150,000        20,000         6,000(1)          --            --
Operating Officer                   1995       160,327         6,750          --               --            --

Massoud G. Hampton, Ph.D.           1997       137,471        10,600          --              5,000        12,354(3)(4)
Vice President of Clinical          1996       129,433         7,260          --              3,000        11,700(5)
Services                            1995       121,443         7,260          --               --          11,700(6)

Stanley F. Szczygiel                1997       113,820         8,800          --              5,000         9,915(7)(8)
Vice President of Finance           1996       110,000         8,000          --              3,000         7,800(9)
                                    1995       101,923         3,000          --               --           7,800(10)

----------------

(1)      Represents car allowance.

(2)      Represents payment for unused paid time off.

(3)      Includes $2,654 payment for unused paid time off.

(4) Includes $11,700 representing the difference between the fair market value ($4.00) of the 3,000 (out of 15,000) shares of Common Stock which have vested during fiscal year 1997 and the purchase price ($0.10) paid by Mr. Hampton for such shares.

(5) Represents the difference between the fair market value ($4.00) of the 3,000 (out of 15,000) shares which have vested during fiscal year 1996 and the purchase price ($0.10) paid by Mr. Hampton for such shares.

(6) Represents the difference between the fair market value ($4.00) of the 3,000 (out of 15,000) shares which have vested during fiscal year 1995 and the purchase price ($0.10) paid by Mr. Hampton for such shares.

(7)      Includes $2,115 payment for unused paid time off.

(8) Includes $7,800 representing the difference between the fair market value ($4.00) of the $2,000 (out of 10,000) shares which have vested during fiscal year 1997 and the purchase price ($0.10) paid by Mr. Szczygiel for such shares.

(9) Represents the difference between the fair market value ($4.00) of the 2,000 (out of 15,000) shares which have vested during fiscal year 1996 and the purchase price ($0.10) paid by Mr. Szczygiel for such shares.

(10) Represents the difference between the fair market value ($4.00) of the 2,000 (out of 15,000) shares which have vested during fiscal year 1995 and the purchase price ($0.10) paid by Mr. Szczygiel for such shares.

         The Company granted 10,000 stock options to the executive officers named in the Summary Compensation Table during the year ended December 31, 1997.

         The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the year ended December 31, 1997. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options, which would result in stock prices of approximately $5.30 and $8.42, respectively. The amounts shown as potential realizable values for all stockholders represent the corresponding increases in the market value of 10,029,325 outstanding shares of the Common Stock held by all stockholders as of December 31, 1997, which would total approximately $53,155,423 and $84,446,917, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                        OPTION GRANTS IN FISCAL YEAR 1997



                                           % of Total                                  Potential Realizable Value at
                                            Options                                 Assumed Annual Rates of Stock Price
                                           Granted to                                  Appreciation for Option Term
                                           Employees     Exercise                   --------------------------------
                               Options     in Fiscal       Price      Expiration
           Name                Granted        Year        ($/sh)         Date               5%               10%
-------------------------     ---------    ----------    ---------    ----------     --------------------------------
All Stockholders' Stock
Appreciation...............      N/A          N/A           N/A          N/A          $53,155,423        $84,466,917
John H. Foster.............       0            0            N/A          N/A              N/A                N/A
Lawrence M. Davies.........       0            0            N/A          N/A              N/A                N/A
Stanley F. Szczygiel.......     5,000          5%          $3.25       5/09/07          $10,250            $25,850
Massoud G. Hampton, Ph.D.       5,000          5%          $3.25       5/09/07          $10,250            $25,850

         The following table sets forth the number and value of options held by the executive officers of the Company named in the Summary Compensation Table. During the fiscal year ended December 31, 1997, none of the executive officers named in the Summary Compensation Table exercised any options to purchase Common Stock.

                          FISCAL YEAR-END OPTION VALUES

                                 Number of Unexercised    Value of Unexercised In-
                                Options at December 31,     The-Money Options at
                                        1997(#)            December 31, 1997($)(1)
                                ----------------------    -----------------------
Name                            Exercisable/Unexercisable  Exercisable/Unexercisable
---------------------------     ----------------------    -----------------------
John H. Foster................            N/A                        N/A
Lawrence M. Davies............        8,000/2,000                    N/A
Stanley F. Szczygiel..........        6,200/6,800                    N/A
Massoud G. Hampton, Ph.D......        6,200/6,800                    N/A

----------

(1) None of the options held by the executive officers named in the Summary Compensation Table were in-the-money at December 31, 1997. In-the-money options are those for which the fair market value of the underlying Common Stock exceed the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Common Stock.

EMPLOYMENT ARRANGEMENTS

         The Company has entered into employment agreements, which are terminable at will, with each of Lawrence M. Davies, Mark D. Gibson, Stanley F. Szczygiel and Massoud G. Hampton, Ph.D. These agreements set forth, among other things, the base salary, bonus, equity participation, and other employee benefit arrangements for each of Messrs. Davies, Gibson, Szczygiel and Hampton.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Board of Directors of the Company during 1997 were Shawkat Raslan and John H. Foster. During 1997, John H. Foster, Chairman of the Board and Chief Executive Officer of the Company and Shawkat Raslan, a director and Company, were directors and members of the Compensation Committee of CulturalAccessWorldwide, Inc. See "Certain Transactions".

PERFORMANCE GRAPH

         The following performance graph compares the cumulative total stockholder return of the Company's Common Stock to the AMEX Market Value Index and to The NASDAQ Stock Market -- (U.S.) Index and to the NASDAQ Health Services Index for the period from June 7, 1994, the date of the Company's initial public offering, to December 31, 1997. Effective July 14, 1997, the Company's Common Stock was listed on the American Stock Exchange and, accordingly, the Company has selected the AMEX Market Value Index, as an appropriate index for this graph. The graph assumes that $100 was invested in each of the Company's Common Stock, the AMEX Market Value Index, The NASDAQ Stock Market -- (U.S.) Index and the NASDAQ Health Services Index on June 7, 1994 and that all dividends were reinvested.

       COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN* SINCE JUNE 7, 1994
        AMONG APOGEE, INC., THE AMEX MARKET VALUE INDEX, THE NASDAQ STOCK
            MARKET -- (US) INDEX AND THE NASDAQ HEALTH SERVICES INDEX

                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
           AMONG APOGEE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
        THE AMEX MARKET VALUE INDEX AND THE NASDAQ HEALTH SERVICES INDEX

                                      6/7/94        1994         1995         1996          1997
APOGEE, INC.                            100          103          54            22           15
AMEX MARKET INDEX                       100           98         124           132          160
NASDAQ STOCK MARKET-- US                100          102         145           178          219
NASDAQ HEALTH SERVICES                  100          105         133           133          135

* $100 INVESTED ON JUNE 7, 1994 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

REPORT OF THE COMPENSATION COMMITTEE

         The report of the Compensation Committee documents the Committee's policies regarding executive officer compensation. The Company's philosophy and objectives in setting compensation are:

         - to offer levels of compensation which are competitive with those offered by other companies in similar businesses;

         - to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals;

         -        to link compensation with the Company's financial performance;
                  and

         - to align the interests of the Company's executives with the interests of the Company's stockholders.

         There are three major components to executive compensation at the
Company: base salary, bonus and stock options.

Base Salary

         Base salary is determined by level of responsibility, individual performance and Company performance, as well as by the need to provide a competitive package that allows the Company to recruit and retain key executives. After reviewing individual and Company performance and salaries at other companies of similar size, the Chief Executive Officer makes recommendations to the Compensation Committee concerning officers' salaries. The Compensation Committee reviews and, with any changes it deems appropriate, approves these recommendations.

Executive Officer Bonuses

         Bonuses are paid to the Company's executive officers based upon both their individual performance and the Company's financial performance. Amounts which may be earned by an executive officer as bonus, expressed as a percentage of base salary, are generally agreed upon with the executive officer at the commencement of his employment, subject to annual review by the President of the Company in consultation with the Compensation Committee. Bonuses, which are paid annually, range from 10% to 30% of an employee's annual base salary. Depending on the provisions of the executive officer's employment agreement, between 30% and 75% of the employee's bonus will be based upon the financial performance of the Company. The remaining portion of an executive officer's bonus is based upon the achievement of personal performance goals which are set by the President of the Company in consultation with the Compensation Committee in the following areas: patient care efficiency, employee retention, management objectives and personal objectives. The President's personal performance goals are set by the Chief Executive Officer of the Company in consultation with the rest of the Compensation Committee.

Stock Options

         During 1997, the Company granted 30,000 stock options under the Apogee, Inc. 1994 Stock Option Plan (the "Stock Option Plan") to executive officers of the Company. In addition, in May 1997, the Company granted options for 81,000 shares of Common Stock to 8 other employees of the Company. The primary purpose of the Stock Option Plan is to align the interests of the Company's key employees, including its executive officers, more closely with the interests of the Company's stockholders by offering these key employees an opportunity to benefit from increases in the market price of the Common Stock. The Stock Option Plan will provide long-term incentives that will enable the Company to attract and retain key employees by encouraging their ownership of Common Stock. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which will determine the persons who are to receive options and the number of shares to be subject to each option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may take into consideration any factors it deems relevant, including present and potential contributions to the success of the Company.

                                                      THE COMPENSATION COMMITTEE
                                                      OF THE BOARD OF DIRECTORS

                                                      Shawkat Raslan, Chairman
                                                      John H. Foster

CERTAIN TRANSACTIONS

         Each of the directors (except John H. Foster and Irwin Lehrhoff, Ph.D.) and the following executive officers of the Company acquired the following shares of Common Stock from the Company in the following months for $.10 per share, which shares of Common Stock vest over a three- to five-year period contingent upon continued service: in March 1992, 5,000 shares of Common Stock to Lawrence M. Davies, President and Chief Operating Officer and a director of the Company; in August 1992, 5,000 shares of Common Stock to R. Bruce Mosbacher, a director of the Company; in June 1993 5,000 shares of Common Stock to Timothy
E. Foster, a director of the Company and 100,000 shares of Common Stock to Mr. Davies; in December 1993, 5,000 shares of Common Stock to Harvey V. Fineberg, M.D., a director of the Company; in January 1994, 10,000 shares of Common Stock to Stanley F. Szczygiel, Vice President of Finance and Secretary of the Company and 5,000 shares of Common Stock to Shawkat Raslan, a director of the Company; and in February 1994, 15,000 shares of Common Stock to Massoud G. Hampton, Ph.D., Vice President of Clinical Services of the Company. The shares issued during January and February 1994 were deemed to have a fair value of $4.00 per share resulting in the recognition of compensation expense by the Company over the periods during which such shares vest.

         The Company has entered into stock purchase agreements with each of its directors and executive officers (except John H. Foster and Irwin Lehrhoff, Ph.D.) and executive officers (except Mark D. Gibson) (the "Stock Purchase Agreements") pursuant to which such individuals purchased their respective shares of Common Stock. The Stock Purchase Agreements provide for restrictions on the sale of such shares and further provide that the Company has the option to repurchase such shares at $.10 per share upon the occurrence of certain conditions contained therein.

         The Company entered into a stockholders agreement with Dr. Lehrhoff (the "Stockholders Agreement") in connection with the Company's acquisition from Dr. Lehrhoff of Irwin Lehrhoff & Associates, Inc. in March 1991. The Stockholders Agreement grants certain registration rights to Dr. Lehrhoff in the event that the Company registers shares of Common Stock pursuant to a registration statement (other than a registration statement on Form S-8 or Form S-4 or other comparable registration form) in connection with a public offering of Common Stock.

         The Company entered into a consulting agreement with Dr. Lehrhoff in April 1996 providing for a fee of $1,500 per month for consulting services plus contingent fees based upon the consummation of acquisitions. Under the consulting agreement, with respect to acquisitions initiated by him, Dr. Lehrhoff receives a fee of $8,000 for each acquisition of a business with less than $1,000,000 in annual net revenues, a fee of $12,000 for each acquisition of a business with $1,000,000 or more in annual net revenues but less than $2,000,000 in annual net revenues and a fee equal to one percent of the annual net revenues of each acquired business having annual net revenues of $2,000,000 or more. Total fees paid under the consulting agreement in 1997 were approximately $32,000.

         Until February 1998, the Company subleased its principal corporate offices from NovaCare, Inc., of which John H. Foster is Chairman of the Board and a director and timothy E. Foster is President and Chief Executive Officer and a director. The Company paid base rent at a rate equal to NovaCare, Inc.'s cost, including reimbursement for leasehold improvements made by NovaCare, Inc. During 1997, the Company paid NovaCare, In. a total of $129,000 pursuant to this sublease.

         During 1997, NovaCare, Inc. paid the Company $526,000 for EAP and managed mental health services provided by the Company pursuant to a contract between the company and NovaCare, Inc.

         During 1996, NovaCare, Inc. paid the Company $460,000 for EAP and managed mental health services provided by the Company pursuant to a contract between the Company and NovaCare, Inc.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

         The stockholders (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of the Board of Directors of the Company, owned beneficially more than five percent of the Company's one class of outstanding voting securities as of June 24, 1998, each director and each executive officer named in the Summary Compensation Table of the Company and all directors and officers of the Company as a group, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                        Shares of Common
                                          Stock Owned
         Name and Address                 Beneficially      Percent of Class
Abbingdon Venture Partners
  Limited Partnership...............      3,067,650(1)              29.5%
  1018 West Ninth Avenue
  King of Prussia, Pennsylvania 19406

Abbingdon Venture Partners
  Limited Partnership-II............      1,021,550(2)              10.0
  1018 West Ninth Avenue
  King of Prussia, Pennsylvania 19406

John H. Foster....................           4,137,974(3)           39.4
  Foster Management Company
  1018 West Ninth Avenue
  King of Prussia, Pennsylvania 19406

Lawrence M. Davies................             120,568(4)            1.2
  Apogee, Inc.
  1060 First Avenue
  King of Prussia, Pennsylvania 19406

Timothy E. Foster.................           4,119,421(5)           39.3
  NovaCare, Inc.
  1016 West Ninth Avenue
  King of Prussia, Pennsylvania 19406

Harvey V. Fineberg, M.D.............             7,000                *
  Harvard School of Public Health
  677 Huntington Avenue
  Boston, Massachusetts 02115

Irwin Lehrhoff, Ph.D................           196,500(6)            1.9
  Irwin Lehrhoff & Associates
  13946 Ventura Boulevard
  Sherman Oaks, California 91423

                                        Shares of Common
                                          Stock Owned
         Name and Address                 Beneficially      Percent of Class
R. Bruce Mosbacher..................             5,000(7)             *
  Mosbacher & Associates
  2200 Sand Hill Road
  Suite 150
  Menlo Park, California 94025

Shawkat Raslan......................            10,000                *
  International Resources Holdings, Inc.
  16th Floor
  770 Lexington Avenue
  New York, New York 10021

Stanley F. Szczygiel................            18,738(8)             *
  Apogee, Inc.
  1018 West Ninth Avenue
  King of Prussia, Pennsylvania 19406

Massoud G. Hampton, Ph.D............            22,800(9)             *
  Apogee, Inc.
  1018 West Ninth Avenue
  King of Prussia, Pennsylvania 19406

Mark D. Gibson......................             3,500(10)            *
  Apogee, Inc.
  1018 West Ninth Avenue
  King of Prussia, Pennsylvania  19406

Wellington Management
  Company, LLP......................           664,000            6.6
  75 State Street
  Boston, Massachusetts 02109

Wellington Trust Company, LLP.......                              6.6
  75 State Street
  Boston, Massachusetts 02109

Directors and officers as a group            4,152,301(3)(3)      41.0
(10 persons)........................                  (4)(5)
                                                      (9)

------------

*        Less than one percent (1%).

(1) Includes 300,000 shares of Common Stock presently issuable upon the exercise of warrants.

(2) Includes 100,000 shares of Common Stock presently issuable upon the exercise of warrants.

(3) Includes 3,689,200 shares of Common Stock owned by Abbingdon and Abbingdon-II, limited partnerships, of each of which Mr. John H. Foster is a general partner through intermediate general partnerships. Also includes 400,000 shares of Common Stock presently issuable upon the exercise of warrants owned by Abbingdon and Abbingdon-II. Also includes 16,800 shares of Common Stock owned by the Trust u/w Virginia C. Foster, of which Mr. John H. Foster is a trustee.

(4) Includes 8,000 shares of Common Stock presently issuable upon the exercise of options.

(5) Includes 3,689,200 shares of Common Stock owned by Abbingdon and Abbingdon-II, of each of which Mr. Timothy E. Foster is a general partner through intermediate general partnerships. Also includes 400,000 shares of Common Stock presently issuable upon the exercise of warrants owned by Abbingdon and Abbingdon-II.

(6) Includes 176,000 shares of Common Stock owned by Irwin Lehrhoff Trust No. 1, of which Dr. Lehrhoff is a trustee and a beneficiary. Does not include 500 shares of Common Stock owned by Dr. Lehrhoff's spouse, of which shares of Common Stock Dr. Lehrhoff disclaims beneficial ownership.

(7) Represents shares of Common Stock owned by the Mosbacher/Ditz Living Trust, of which Mr. Mosbacher is the trustee and a beneficiary.

(8) Includes 7,800 shares of Common Stock presently issuable upon the exercise of options.

(9) Includes 7,800 shares of Common Stock presently issuable upon the exercise of options.

(10) Represents 3,500 shares of Common Stock presently issuable upon the exercise of options.

(11) Includes 27,100 shares of Common Stock presently issuable upon the exercise of options.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent stockholders are required by the Commission regulations to furnish the Company with copies of all Section 16(a) reports filed.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that each of John H. Foster, Abbingdon Venture Partners Limited Partnership ("Abbingdon"), and Abbingdon Venture Partners Limited Partnership-II ("Abbingdon-II") failed to make a timely filing of a statement on Form 4 regarding certain transactions. Mr. Foster, Abbingdon and Abbingdon-II have subsequently each filed a Form 5 reporting their transactions.

                  II. APPROVAL OF AN AMENDMENT TO THE COMPANY'S
            CERTIFICATE OF INCORPORATION CHANGING THE CORPORATE NAME
                OF THE COMPANY FROM APOGEE, INC. TO INTEGRA, INC.

PROPOSED ACTION

         On June 10, 1998, the Board of Directors recommended and adopted a resolution to amend Article FIRST of the Company's Certificate of Incorporation to change the corporate name of the Company from Apogee, Inc. to Integra, Inc., and directed that the resolution be submitted to the stockholders at the Annual Meeting for their consideration and approval. The Board of Directors has determined that changing the corporate name to Integra, Inc. is in the best interests of the Company and the stockholders because the change will enable the Company to (i) reflect its primary focus on managed behavioral healthcare and
(ii) to market itself and its subsidiaries under the Integra name which the Board believes is a respected name that has market recognition in the Company's geographic marketplace for quality managed behavioral healthcare service. In order to change the corporate name of the Company, Article FIRST of the Certificate of Incorporation of the Company must be amended. Therefore, upon stockholder approval of the Name Change Proposal, a Certificate of Amendment will be filed with the Secretary of the State of Delaware at which time the amendment to the Certificate of Incorporation shall be effective.

         The proposal resolution is as follows:

                  RESOLVED, that, Article FIRST of the Company's Certificate of Incorporation be amended to read in its entirety as follows: "FIRST: The name of the Corporation is Integra, Inc."

RECOMMENDATION AND VOTE

         Approval of the Name Change Proposal requires the affirmative vote of a majority of the holders of the issued and outstanding shares of Common Stock of the Company.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE NAME CHANGE PROPOSAL.

                         III. RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has selected Price Waterhouse LLP to serve as independent accountants for the Company for 1998. Such firm has examined the financial statements of the Company since its inception. The Board of Directors considers Price Waterhouse LLP to be eminently qualified. Note that effective July 1, 1998, Price Waterhouse LLP will be merging with Coopers
& Lybrand LLP and the combined firm will be named Price Waterhouse Coopers LLP.

         Although it is not required to do so, the Board of Directors is submitting its selection of the Company's accountants for ratification at the Meeting in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP TO EXAMINE THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND ITS SUBSIDIARIES FOR 1998. It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed in such Proxy.

         A representative of Price Waterhouse LLP will be present at the Meeting with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                                IV. OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the enclosed Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                                V. MISCELLANEOUS

         All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

         It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company by March 2, 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

June 29, 1998

/X /            PLEASE MARK YOUR
                VOTES AS THIS
                EXAMPLE.

1.       ELECTION OF DIRECTORS.

          FOR all the nominees listed        / /         WITHHOLD AUTHORITY  / /
          (except as marked to the contrary              to vote for all the
          below)                                         nominees listed

                                   NOMINEES:

                                   John H. Foster, Lawrence M. Davies,
                                   Timothy E. Foster, Harvey V. Fineberg, M.D.,
                                   Irwin Lehrhoff, Ph.D., R. Bruce Mosbacher and Shawkat Raslan

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

2. Approval of an amendment to the Company's Certificate of Incorporation changing the corporate name of the Company from Apogee, Inc. to Integra, Inc.

         FOR  /   /          AGAINST  /   /           ABSTAIN  /   /

3. Ratification of appointment of Price Waterhouse LLP as independent accountants for 1998.

         FOR  /   /          AGAINST  /   /           ABSTAIN  /   /
         THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH ITEM.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO EITHER OF ITEMS 1 or 2, THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, each joint tenant or trustee should sign.

                                            Dated_________________________, 1998

                                            ______________________________(L.S.)
                                            ______________________________(L.S.)
                                            Stockholder(s) Sign Here

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.